BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

BioSante Pharmaceuticals, Inc.
FOR IMMEDIATE RELEASE       Amex: BPA

BioSante Pharmaceuticals Reports
Second Quarter 2006 Financial Results

LINCOLNSHIRE, Illinois - (August 14, 2006) --- BioSante Pharmaceuticals, Inc. (AMEX: BPA) today reported its financial results for the second quarter and six months ended June 30, 2006.

As previously announced, BioSante completed a private placement subsequent to the end of its second quarter, which resulted in net proceeds to BioSante of $7.2 million, resulting in a cash balance of approximately $11.0 million on July 31, 2006. BioSante’s cash burn rate for the first half of 2006 was approximately $750,000 per month. BioSante’s cash, cash equivalents and short-term investments as of June 30, 2006 were approximately $4.5 million, as compared to approximately $9.1 million on December 31, 2005. BioSante remains confident that its existing cash resources, including the net proceeds it received from its recent private placement, should be sufficient to maintain its current planned development activities, including the initiation of LibiGel Phase III clinical development, and its corresponding level of expenditures through at least the next twelve months.

BioSante incurred a net loss of approximately $2.2 million or ($0.11) per share for the quarter ended June 30, 2006, compared to a net loss of $2.6 million or ($0.13) per share for the same period in 2005. This decrease was due primarily to a reduction in research and development expense and an increase in licensing and grant revenue. For the six months ended June 30, 2006, BioSante incurred a net loss of approximately $5.5 million or ($0.28) per share, compared to a net loss of $5.4 million or ($0.28) per share for the same period in 2005. This increase was due primarily to the impact of BioSante adopting SFAS No. 123(R) “Share-Based Payment” and increases in general and administrative expenses, offset by reductions in research and development expense and an increase in licensing and grant revenue.

About BioSante Pharmaceuticals, Inc.
BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. BioSante's lead products include Bio-E-Gel® (transdermal estradiol gel) for the treatment of women with menopausal symptoms, and LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD). A Bio-E-Gel new drug application (NDA) was submitted to the FDA in the first quarter 2006. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The transdermal gel formulations used in the women's gel products are licensed by BioSante from Antares Pharma Inc. The company also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including avian flu and biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at: www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes", "plans, "hopes", or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed on pages 22 to 34 in BioSante's most recent Form 10-K, which discussion also is incorporated herein by reference. Additional risk factors include the risk that BioSante’s cash balances will not be sufficient to continue its current planned development activities for at least the next 12 months and that LibiGel Phase III trials may not begin in 2006. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
Phillip Donenberg, BioSante Pharmaceuticals, Inc.; (847) 478-0500; donenber@biosantepharma.com